Exhibit 10.13


                             LICENSE AGREEMENT

                               by and between

                 ARBY'S, INC. d/b/a TRIARC RESTAURANT GROUP
                                  Licensor

                                    and

                            T.J. CINNAMONS, INC.
                                  Licensee

                           Dated as of August 29, 1996

                               LICENSE AGREEMENT

                               TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

RECITALS OF FACT .............................................................1
 1. GRANT ....................................................................2
 2. TERM .....................................................................3
 3. RETAIL SALES OF TJC PRODUCTS; TJC BAKERIES ...............................3
 4. WHOLESALE DISTRIBUTION ...................................................5
 5. LICENSING BY LICENSEE; ENFORCEMENT OF TJC LICENSE AGREEMENTS .............9
 6. PREPARATION OF TJC PRODUCTS .............................................12
 7. PROPRIETARY MARKS .......................................................13
 8. PROPRIETARY INFORMATION .................................................16
 9. TERMINATION .............................................................17
 10. ADVERTISING AND PROMOTION ..............................................18
 11. TECHNICAL ASSISTANCE ...................................................19
 12. NEW PRODUCTS ...........................................................19
 13. REPORTS AND RECORD KEEPING .............................................21
 14. CONFIDENTIALITY, NON-DISCLOSURE, AND NON-COMPETE .......................22
 15. INDEMNIFICATION ........................................................23
 16. INSURANCE ..............................................................24
 17. ASSIGNMENT OF INTERESTS ................................................24
 18. ASSIGNMENT OF TJC FRANCHISE AGREEMENTS .................................25
 19. MISCELLANEOUS ..........................................................25

EXHIBIT A - INTELLECTUAL PROPERTY
EXHIBIT B - EXISTING TJC LICENSE AGREEMENTS AND TJC LICENSEES
EXHIBIT C - TJC PRODUCTS
EXHIBIT D - WHOLESALE  DISTRIBUTION
EXHIBIT E - FORM OF TJC FRANCHISE AGREEMENT
EXHIBIT F - MODIFICATIONS TO THE TJC LICENSE AGREEMENTS
EXHIBIT G - STANDARDS AND SPECIFICATIONS
EXHIBIT H - OFFICERS, DIRECTORS AND EXECUTIVES OF TJC
EXHIBIT I - SUPERMARKET  CHAINS
EXHIBIT J - APPROVED TJC WHOLESALE PRODUCTS
EXHIBIT K - INSURANCE REQUIREMENTS
EXHIBIT L - ASSIGNMENT OF TJC FRANCHISE AGREEMENT

                               LICENSE AGREEMENT

     This License Agreement ("Agreement") is made this 29th day of August, 1996, by and between Arby's, Inc., d/b/a Triarc Restaurant Group, a Delaware corporation ("Licensor"), and T.J. Cinnamons, Inc., a Delaware corporation ("Licensee").

                                RECITALS OF FACT

     A. Licensor's affiliate, TJ Holding Company, Inc., pursuant to a Purchase Agreement between TJ Holding Company, Inc. and Licensee, dated of even date herewith (the "Purchase Agreement"), is the owner of (i) certain secret recipes and secret formulae (the "Secret Recipes") for baking gourmet cinnamon rolls and other bakery products; (ii) secret and proprietary plans ("Technical Information") relating to the preparation, baking, and merchandising of the gourmet cinnamon rolls utilizing the Secret Recipes (the Secret Recipes and Technical Information are referred to herein as the "Proprietary Information" and are more particularly identified in Exhibit A hereto); and, (iii) certain trade names, trademarks, service marks, logos, signs, and emblems, including, without limitation the mark "T.J. CINNAMONS," relating to the products prepared using the Proprietary Information, and other goods and services offered at retail stores, bakeries, and other locations, that offer the products made utilizing the Proprietary Information (the "Proprietary Marks"). The Proprietary Information and Proprietary Marks are collectively referred to as "Intellectual Property." All bakery products made with the Proprietary Information are referred to as "TJC Products."

     B. Licensor, pursuant to a license agreement with TJ Holding Company, Inc., dated of even date herewith, has the right to use, and license others to use, the Intellectual Property.

     C. TJ Holding Company, Inc. and/or Licensor own and develop, use, and control the Intellectual Property in order to identify for the public the source of the TJC Products and to represent the high standards of quality associated with the TJC Products and the standards of quality, appearance, and service associated with TJC Bakeries (defined below) and other locations from which TJC Products are or may be sold.

     D. Licensee owns and operates, and franchises others ("Franchisees") pursuant to Franchise agreements ("TJC Franchise Agreements") to operate, retail locations identified by one or more of the Proprietary Marks (and using the Proprietary Information) that prepare and fell all or variety of TJC Products, and other bakery products and beverages ("TJC Bakeries"). The location of each TJC Bakery and the date on which each TJC Franchise Agreement for any TJC Bakery was executed are set forth in Exhibit B hereto. The type and number of varieties of TJC Products and other products sold at TJC Bakeries have been specified by Licensee prior to the date of this Agreement, and will, hereafter, be specified by Licensor. Licensee has also licensed or permitted others ("Retail Licensees") to use the Proprietary Information to prepare and sell a limited variety of TJC Products at or from certain retail locations other than TJC Bakeries (referred to herein as "TJC Retail Locations"), which are identified by one or more of the Proprietary Marks, and licenses other third parties ("Wholesale Licensees") to prepare and sell at wholesale, for resale through retail food stores, selected TJC Products. (These licenses are referred to herein as "Wholesale Licenses.") The names of each Retail Licensee and Wholesale License and the location of each Retail Location are set forth in Exhibit B to this Agreement. Franchisees, Retail Licensees, and Wholesale Licensees are referred to in the aggregate as "TJC Licensees," and agreements with TJC Licensees are referred to collectively as "TJC License Agreements" (which includes TJC Franchise Agreements).

     E. TJ Holding Company, Inc. and Licensee have executed a management agreement of even date herewith (the "Management Agreement"), under which TJ Holding Company, Inc. will act as Licensee's agent to undertake Licensee's rights, duties, and responsibilities under the TJC Franchise Agreements and the agreements with the Retail Licensees.

     F. Licensee desires a license from Licensor to use the Intellectual Property (i) to operate one TJC Bakery; (ii) to continue to fulfill its existing obligations with respect to Franchisees and Retail Licensees; and (iii) to prepare and sell TJC Products at wholesale, and to license Wholesale Licensees to prepare and sell TJC Products, in the manner specified in this Agreement.

     With reference to the above-stated Recitals of Fact, and in consideration of the mutual covenants and conditions contained in this Agreement, the parties hereby agree as follows:

1. GRANT

     1.1 Licensor hereby grants to Licensee the right to use, and Licensee undertakes the obligation to use, the Intellectual Property, within the Territory as defined in Section 1.2 below, solely for the following purposes:

          1.1.1 To prepare and sell TJC Products (a) from one (1) TJC Bakery identified Exhibit B, or (b) at wholesale (as specified in Section 4); and

          1.1.2 To fulfill Licensee's obligations under TJC License Agreements, and to continue to permit TJC Licensees to prepare and sell TJC Products, and to use the Intellectual Property in connection therewith.

     1.2 Except as described in Section 4.6, the rights granted herein are solely for use by Licensee and the TJC Licensees in the United States (the "Territory"), and Licensee shall have right to use, or license others to use, any of the Intellectual Property outside of the Territory.

     1.3 The rights granted to Licensee are limited to the specific purposes described in this Agreement. Licensee shall have no right to grant new TJC License Agreements, except for RJC Retail Locations at Six Flags Great Adventure Parks pursuant to Section 3.6, the renewal or extension of TJC Franchise Agreements as set forth in Section 5, or Wholesale Licenses, as set forth in
Section 4. Except as set forth in Section 4.5 and Section 12,  Licensor  retains the
right to produce TJC Products or other products using the Proprietary Information, for sale through any channels of distribution, and Licensor may produce, offer, or sell, and authorize others to produce, offer, or sell, any such products under the Proprietary Marks or any other mark or name.

2. TERM

     2.1 The term of this Agreement shall begin on the date first written above, and, unless sooner terminated in accordance with the terms herein, shall expire twenty (20) years from the date of this Agreement.

     2.2 Licensee may renew this Agreement four (4) times; for three (3) additional nods of twenty (20) years each upon the expiration of the initial term or the preceding renewal term, and for one (1) additional period of nineteen (19) years upon the expiration of the third renewal term; provided that Licensee has complied with the following conditions prior to the expiration of the initial term, or the applicable renewal term;

          2.2.1 Licensee has notified Licensor in writing of Licensee's intent to renew this Agreement not less than six (6) months prior to the end of the initial, or applicable renewal term;

          2.2.2 Licensee has complied with all of the terms and conditions of this Agreement throughout the applicable initial term or renewal term, including compliance with all written guidelines, specifications, and standards prescribed by Licensor; and

          2.2.3 Licensee has executed a general release in the form specified by Licensor, of any and all claims against Licensor and its affiliates and their respective officers, directors, employees, and agents.

     2.3 If Licensee is in compliance with the teens and conditions of this Agreement at all times during the fourth renewal term specified in Section 2.2 above, and if, not more than six (6) months prior to the end of the fourth renewal term, Licensee sends written notice to censor of Licensee's desire to further extend this Agreement, Licensor and Licensee shall negotiate in good faith the terms of an extension and/or modification of this Agreement; provided, however, that this provision shall not obligate or bind Licensor to extend this Agreement. If a mutually agreed upon extension is not reached by the expiration of the fourth renewal term, this Agreement shall expire.

3. RETAIL SALES OF TJC PRODUCTS; TJC BAKERIES

     3.1 Licensee acknowledges and agrees that Licensee's right to prepare and sell TJC Products, and license others to prepare and sell TJC Products, is limited to the specific rights granted by Licensor in this Agreement.

     3.2 Attached to this Agreement as Exhibit C is a list of TJC Products currently approved for sale at TJC Bakeries (the current "TJC Product List") including TJC Products which must be sold at all TJC Bakeries ("Required TJC Products"), and TJC Products approved by Licensor for sale at TJC Bakeries, but which Licensee and Franchisees are not required to sell at the TJC Bakeries ("Permitted TJC Products"). Licensor may add to, delete from, or otherwise modify the TJC Product List, including the Required TJC Products and the Permitted TJC Products, in its sole discretion upon 30 days written notice. Licensee shall comply with, and shall require that all Franchisees comply with, all such changes to the TJC Product List to the extent consistent with, and permitted under, the TJC Franchise Agreements. To the extent permitted under, and consistent with, the TJC Franchise Agreements, from and after the date of this Agreement, each TJC Bakery shall sell (i) all of the Required TJC Products;
(ii) at least 2 varieties of Permitted TJC Products; (iii) such complementary bakery products as may be specified by Licensor, such as muffins, bagels, pastries, cookies, and related products; and, (d) such beverages as may be specified by Licensor, such as specialty coffees and teas.

     3.3 Licensee and Franchisees may operate TJC Bakeries only at the locations specified in Exhibit B. In the event a Franchisee is entitled to relocate its TJC Bakery under a TJC Franchise Agreement, Licensee shall not approve of such relocation except to a site that is in enclosed retail shopping mall, consisting of at least one hundred thousand (100,000) rentable square feet of retail shopping space, and the relocated TJC Bakery shall be no smaller in size than four hundred (400) square feet and no greater in size than one thousand (1000) square feet; provided that Licensee shall not relocate its TJC Bakery, or permit the relocation of a Franchisee's TJC Bakery, to any retail shopping mall, if a restaurant owned or operated by Licensor or an affiliate of Licensor's, or operated under a franchise agreement with Licensor or an affiliate of Licensor's, is located in such mall.

     3.4 Licensee shall operate the TJC Bakery specified in Exhibit B in a manner consistent with the provisions of this Agreement and with the terms and conditions required of a "franchisee" under the form of TJC Franchise Agreement specified in Section 4.2 hereof and attached as Exhibit E hereto; provided, however, that Licensee shall not be obligated to pay royalties under such TJC Franchise Agreement. Licensor shall provide instructions to Licensee regarding the operation of the TJC Bakery in a manner consistent with that of "franchisor" under the TJC Franchise Agreement.

     3.5 Except as specifically set forth in Exhibit D, Licensee represents and warrants that the date of this Agreement, TJC Bakeries do not sell, and are not approved by Licensee to sell, any TJC Products "at wholesale," as that term is defined in, or construed under, the TJC Franchise Agreements, and that all TJC Products sold from the TJC Bakeries are sold at the premises of the TJC Bakeries to retail consumers and not for the purpose of resale or other distribution. Licensee shall not approve the wholesale distribution or sale of TJC Products from any TJC Bakery, except for the continuation of the wholesale distribution described in Exhibit D. Licensee represents and warrants that attached to Exhibit D are all copies of written agreements, and written description of oral agreements, with TJC Licensees that permit the sale of TJC Products at Wholesale, and a copy or a written description of Licensee's policy regarding wholesaling by TJC Licensees, as that policy existed as of the date of the Purchase Agreement, and as of the date of this Agreement.

     3.6 From the date of this Agreement, Licensee may not open or operate, nor grant new or additional licenses to others to open or operate, any additional TJC Retail Locations. Notwithstanding the foregoing, Licensee may, upon written request by TJC, and only with Licensor's consent, which consent shall not be unreasonably withheld, open, or grant additional licenses for, additional TJC Retail Locations at the Six Flags Great Adventure amusement parks in Jackson, New Jersey, and other locations within the Territory, pursuant to an agreement to be executed in accordance with the letter agreement dated April 1, 1996, that is attached to Exhibit B; provided Licensee shall pay to Licensor a royalty fee equal to twenty percent (20%) of the revenue and other compensation that Licensee receives from the sale of TJC Products at or from TJC Retail Locations at all Six Flags Great Adventure amusement parks other than the TJC Retail Locations in the amusement park in Jackson, New Jersey.

     3.7 Notwithstanding the restrictions on the sale of TJC Products contained in Sections 3.2 and 3.3, the operation of TJC Retail Locations designated on Exhibit B shall be deemed approved by Licensor.

4. WHOLESALE DISTRIBUTION

     4.1 From the date of this Agreement, Licensee and Wholesale Licensees may prepare and sell to Supermarket Chains (defined below) for resale to retail customers, selected Approved TJC Wholesale Products (defined below) as determined by Licensor; only in accordance with the terms and conditions of this
Section 4; and unless otherwise specified by Licensor, neither Licensee nor Wholesale Licensees may sell or distribute TJC Products to any retail location except to Supermarket Chains approved by Licensor. Supermarket shall mean any full-size, self-service grocery store with a sales volume of $2,000,000 or more annually. A "grocery store" shall mean a retail store selling a line of dry grocery, canned goods, or non-food items, and some perishable items. Supermarket shall not include "convenience stores," but shall include "warehouse stores," "combination stores," and "wholesale clubs," as defined in Exhibit I. Chain shall mean an operation of eleven or more retail stores. Licensee represents and warrants that except as set forth in Exhibit D, no current Wholesale Licensee and no operations pursuant to a Wholesale License is in violation of this provision, and all future Wholesale Licensees shall comply with this provision. Notwithstanding the restrictions on the sale of TJC Products contained in this
Section 4, the Wholesale Licenses designated on Exhibit B shall be deemed approved by Licensor. Licensor shall have the right to review and approve all Wholesale Licenses executed pursuant to this Agreement.

     4.2 Licensee and Wholesale Licensees shall sell only Approved TJC Wholesale Products. Approved TJC Wholesale Products are those pre-packaged, not fresh-baked, TJC Products that Licensor has designated for sale through wholesale distribution by Licensee or Wholesale Licensees, and the list shall consist of no more than three (3) categories of such products at any time. The current list of Approved TJC Wholesale Products are set forth in Exhibit J. Licensee may request that other TJC Products be approved by Licensor as Approved TJC Wholesale Products in accordance with the procedures set forth in Section 4.7 below. Licensor may modify the list of Approved TJC Wholesale Products in its reasonable discretion, upon one hundred twenty (120) days prior written notice to Licensee. Licensor shall not eliminate or disapprove a previously approved TJC Wholesale Product if such product represents a "significant percentage" of Licensee's wholesale business. The parties hereto agree that "significant percentage" shall mean a specified percentage of gross revenues received by Licensee from the sale of such product in the twelve-month period prior to Licensor's notice of a change, or in the event such notice occurs prior to the end of the first twelve (12) months, the number of months that Licensee has been operating under this Agreement, prior to such notice by Licensor, and that if such notification by Licensor is provided:
(a) during the first twelve (12) months following the execution of this Agreement, that percentage shall be five percent (5%) or more; (b) during the second twelve (12) months following execution of this Agreement that percentage shall be ten percent (10%) or more; and (c) at any time following the twenty-fourth (24th) month after execution of this Agreement, that percentage shall be twenty percent (20%) or more. Licensee and Wholesale Licensees may sell additional TJC Products as Approved TJC Wholesale Products only with the prior written consent of Licensor; provided that Licensee agrees to pay a royalty or similar payment to Licensor based on sales of the additional products, with such amount to be mutually agreed upon prior to approval by Licensor.

     4.3 Licensee and Wholesale Licensees may sell Approved TJC Wholesale Products only to Supermarket Chains that are approved by Licensor, which approval shall not be unreasonably withheld. Further, the Supermarket Chains listed on Exhibit I are currently approved by Licensor, and Licensee may request that other chains be included on the approved list. Licensor may, in its reasonable discretion, disapprove of a proposed, or previously approved, Supermarket Chain, or may require that Licensee or other Wholesale Licensees cease supplying a Supermarket Chain. Licensee and Licensor shall comply with the procedures set forth in Section 4.7 when seeking approval of, or acting on a request for approval of, a Supermarket Chain. It shall be reasonable for Licensor to consider the following factors, among others, when considering approving or disapproving of a particular Supermarket Chain: (a) whether the Supermarket Chain operates in a manner that complies with the standards of one or more trade associations that represent such chains; (b) whether the Supermarket Chain is a member in good standing of the Retail Bakers Association;
(c) whether the Supermarket Chain ever been cited for, or suspected of, selling products (of any kind) after the expiration of "freshness date" of the product; and (d) whether the Supermarket Chain acts, or fails to act, in any manner, that Licensor believes may adversely affect, or reflect negatively upon, Licensor, the Proprietary Marks, or the TJC Products.

     4.4 In addition to the requirements of Sections 5.4 and 5.5, Licensor shall have the right to review and approve all agreements between Licensee and Wholesale Licensees, and all agreements with manufacturers, suppliers, co-packers, and others concerning the Approved TJC Wholesale Products. Licensor and Licensee shall comply with the procedures in Section 4.7 concerning approval of agreements with third parties.

     4.5 During the three-year-and-nine-month period commencing on the date of this Agreement (the "Wholesale Rights Period"), Licensor shall not sell any Approved TJC Wholesale Products at wholesale; provided, however, that during the Wholesale Rights Period, Licensor or any affiliate or licensee of Licensor may sell TJC Products (other than Approved TJC Wholesale Products), at wholesale to Supermarket Chains, including Supermarket Chains that purchase Approved TJC Wholesale Products from Licensee or Wholesale Licensees; and provided further, that Licensor pays to Licensee, on a quarterly basis, a commission equal to: (i) two percent (2%) of the revenues received by Licensor for wholesale sales of the Approved TJC Products sold to the Supermarket Chains; or (ii) twenty percent (20%) of the royalties received by Licensor if Licensor licenses others to manufacture and sell Approved TJC Wholesale Products, and receives a royalty from such third party or parties. Such payments shall be made on the twentieth
(20th) day of April, July, October, and January, for the wholesale sales made the previous quarter. After the Wholesale Rights Period, Licensor may sell any TJC Products at wholesale, including Approved TJC Wholesale Products, and shall pay no commission or other fee to Licensee; provided however, that for as long as Licensee and Wholesale Licensees continue to sell or distribute to a Supermarket Chain after the Wholesale Rights Period that it or they were selling or distributing to as of the end of the Wholesale Rights Period (and any lapse in sales of three hundred sixty-five (365) consecutive days or less shall not be considered a failure to continue sales to a Supermarket Chain), Licensor may not sell such products to such Supermarket Chain. In addition to Licensor's rights to sell TJC Products at wholesale, Licensor shall have the right to operate or license others to operate, kiosks, carts, limited service counters, and similar areas or facilities (collectively "Kiosks") at any Supermarket Chain, provided that such Kiosks offer only fresh-baked, and not pre-packaged TJC Products. The quarterly commission described in this Section 4.5 above shall not apply to sales from Kiosks.

     4.6 Licensee's right to sell, and to permit Wholesale Licensees to sell, Approved TJC Wholesale Products shall be limited to the Territory and to such foreign countries in which Licensor has secured trademark registration for the Proprietary Marks and secured other government approvals necessary for the wholesale and retail distribution and sale of TJC Products. Except as set forth in this Section 4.6, Licensor shall have no obligation to register any mark in any foreign country. If Licensee seeks to sell or license others to sell Approved TJC Wholesale Products in a foreign country in which Licensor has not secured trademark registration, Licensee may request, in writing, that Licensor proceed with trademark registration and other governmental approvals in such country. Upon such request, and unless Licensor notifies Licensee in writing with reasons why Licensor cannot or should not register the Proprietary Marks in such foreign country, Licensor shall proceed in accordance with Licensee's request, and Licensee shall pay Licensor all of Licensor's costs and expenses, including attorney's fees, application and filing fees, and search fees, in securing trademark registrations, obtaining all government approvals, and maintain trademark registrations, in the foreign country.

     4.7 Licensee shall comply with Licensor's standards and specifications for the manufacture, packaging, distribution, and sale of Approved TJC Wholesale Products, the advertising and promotion of Approved TJC Wholesale Products, and Licensor's guidelines regarding the Supermarket Chains that may purchase, receive, and resell Approved TJC Wholesale Products. Without limiting the requirements of Section 6 of this Agreement, Licensee may request modifications to the standards and specifications for the Approved TJC Wholesale Products and/or approval of Supermarket Chains. All requests for modifications or consents under this
Section 4 shall be in writing. Licensor shall have an initial response period from receipt of the written request ("Initial Response Period") within which Licensor shall respond to Licensee. If Licensor fails to respond, such request shall not be deemed approved; provided, however, that Licensee shall have fifteen (15) days following the end of the Initial Response Period to request that Licensor respond to the initial request. Licensor shall have a secondary response period ("Secondary Response Period") following receipt of Licensee's second request to respond to Licensee. The Initial Response Period and the Secondary Response Period shall vary depending upon the nature and subject of Licensee's request, and shall be the response periods set forth in the chart below.


Request                                  Initial Response Period          Secondary Response Period
-------                                  -----------------------          -------------------------

Product specifications,                        30 days                          15 days
recipes (section 4.2)

Supermarket Chains;                            15 days                          15 days
other customers (section 4.3)

Packaging or Proprietary                       30 days                          15 days
Marks (section 4.7)

Advertising (section 4.7; section 10.1)        15 days                          15 days

Contracts (section 4.4)                        30 days                          15 days


     If Licensor fails to respond to the second written request within the Secondary Response Period, Licensee's request for a modification or consent shall be deemed approved. Licensor may respond to any request by Licensee in writing, and such response may include an approval, a disapproval, a request for submission of additional information, and/or a request for a reasonable amount of additional time to respond to the request. Licensor shall not be required to provide reasons for its decisions, but shall use good faith efforts to provide a written reason for its action within one of several broad categories of reasons. If, within the first twenty-four (24) months following execution of this Agreement, Licensor denies Licensee's request for one or more of the subjects above, and Licensor fails to provide any reason for the denial or disapproval, the Wholesale Rights Period shall be extended for a period of three (3) months in each such instance. Licensee acknowledges and agrees that it shall not make repeated requests for approval if there is a reasonable likelihood that Licensor will deny these requests without a reason. Licensor's decision in response to Licensee's requests shall be final; provided however, that Licensee may request a reconsideration of a decision, through a non-binding mediation process.

     Licensee shall not request mediation of any one or more disapproved or denied consents more frequently than once every six (6) months; the mediation shall be governed according to the rules specified by Licensor, which are set forth in Exhibit M; and Licensee shall pay all costs and expenses of such mediation, including the mediator's costs, and the out-of-pocket costs of Licensor, its employees, and agents (including, without limitation, travel expenses, but excluding professional fees of Licensor's attorneys and accountants).

     4.8 Licensor shall designate and identify to Licensee one person in Licensor's organization who shall be the principal liaison, and one person who shall be a secondary liaison, between Licensor and Licensee with respect to Licensor's development of TJC Products and Licensee's operations under Section 4 hereof. Licensor may change or replace either or both persons at any time, in its sole discretion, and Licensor shall promptly notify Licensee of any such change.

5. LICENSING BY LICENSEE; ENFORCEMENT OF TJC LICENSE AGREEMENTS

     5.1 Except as set forth in Section 3.6 and Section 4, Licensee shall not enter into new TJC License Agreements nor shall Licensee grant renewals or extensions of TJC License Agreements for terms exceeding the renewal or extension terms currently permitted under such agreements. Licensor shall have the sole and exclusive right to grant new franchises for TJC Bakeries or new licenses for TJC Retail Locations, but shall have no obligation to do so.

     5.2 Licensee represents and warrants that Exhibit B, attached hereto, contains a true and accurate list of all TJC Licensees that, as of the date of this Agreement, were operating under enforceable TJC License Agreements. Licensee covenants to advise Licensor within ten (10) days of any change in such list. Licensee shall not alter or amend any TJC License Agreement without receiving Licensor's prior written approval, unless Licensee's failure to do so would be a material breach of the TJC License Agreement or would be a violation of law.

     5.3 Licensor shall have the right to review all forms of franchise and license agreements proposed by Licensee, including TJC Franchise Agreements utilized in the renewal or transfer of the TJC Franchise Agreements listed in Exhibit B, and Licensor may, in its sole discretion, disapprove of any such form or may require, from time-to-time, changes to any such agreement. With respect to TJC Bakeries, as of the date hereof, Licensor has approved the form of TJC Franchise Agreement attached hereto as Exhibit E, which Licensee acknowledges contains provisions which conform the TJC Franchise Agreement to the provisions of this Agreement, which are described in further detail in Section 5.4 below.

     5.4 With respect to the TJC License Agreements, Licensee shall seek to amend or modify the TJC License Agreements to include, and the form of all new TJC License Agreements that may be permitted hereunder (including agreements with Wholesale Licensees and other agreements referred to in Section 4.4) shall include, such provisions as requested by Licensor to control the use of the Intellectual Property by TJC Licensees, and to maintain uniform and consistent operations of, and the uniformity of TJC Products prepared by, TJC

Licensees. Such provisions may include, without limitation, provisions that (a) concern (i) the use and protection of the Proprietary Marks, (ii) the preparation and sale of TJC Products and the operation of TJC Bakeries in conformity with the Proprietary Information, and (iii) the maintenance of the confidentiality of the Proprietary Information; (b) conform the TJC License Agreements to the provisions of this Agreement to permit Licensee to fulfill its obligations under this Agreement and to enforce the rights granted in and to the Intellectual Property; and (c) designate Licensor as an agent of Licensee to inspect the operations of the TJC Licensees. The form of modifications and addenda to the form of the TJC License Agreements, currently approved by Licensor, are set forth in Exhibit F hereto. Licensee shall, to the fullest extent possible under TJC License Agreements (as they may be amended, if at all, as provided herein), enforce the standards and specifications concerning and related to the use of the Intellectual Property by TJC Licensees, the operation of the TJC Bakeries and other businesses that prepare and sell TJC Products, and such other matters as Licensor may specify, in the manner prescribed by Licensor. With respect to new TJC License Agreements, Licensee shall enforce the standards and specifications concerning and related to the use of the Intellectual Property by TJC Licensees, the operation of the TJC Bakeries, and other businesses that prepare and sell TJC Products, and such other matters as Licensor may specify. The enforcement of the TJC License Agreements may include terminating an agreement with a TJC Licensee if any such TJC Licensee fails to comply with the required standards and specifications. Failure by Licensee to enforce the provisions of the TJC License Agreements or new TJC License Agreements as required by this Agreement shall be a material breach of this Agreement for which Licensor may terminate this Agreement; provided, however, that if TJ Holding Company, Inc., pursuant to the Management Agreement, fails to enforce the provisions of the TJC License Agreements, or takes actions that could be deemed to be a default of Licensee under a TJC License Agreement, such failure to enforce the agreements on behalf of Licensee, or such actions, shall not be grounds to terminate this Agreement.

     5.5 In addition to Licensor's right to review and approve all TJC License Agreements, all such agreements (including TJC License Agreements to the extent modified as required by this Section 5) shall contain a provision which grants Licensor the right to enforce any provision of such agreement to the fullest extent necessary to protect Licensor's rights in and to the Intellectual Property, and to maintain uniformity and consistency in the TJC Products that are prepared, distributed, or sold pursuant to this Agreement or under a sublicense executed pursuant to this Agreement.

     5.6 Licensee acknowledges that the operation of TJC Bakeries by Licensee and Franchisees reflects on the goodwill and reputation of Licensor and the Proprietary Marks. Accordingly, Licensee shall operate, and shall cause its Franchisees to operate, the TJC Bakeries in strict conformity with the standards and specifications prescribed by Licensor, to the extent permissible under the TJC Franchise Agreements. Such standards, specifications, and operational requirements shall include, without limitation, the following:

     5.6.1 Licensor shall have the right, in its sole discretion, in addition to designating the Required TJC Products and the Permitted TJC Products to be sold at a TJC bakery, to designate and approve of all other products sold at or from any TJC Bakery, and Licensor may specify the brand, quality, and specification of any products sold at or from any TJC Bakery. Licensee shall comply, and shall cause Franchisees to comply, with Licensor's standards and specifications concerning all products and services offered at a TJC Bakery.

     5.6.2 The TJC Bakeries shall display the Proprietary Marks and other decor items in a manner that adheres to Licensor's standards and specifications concerning trade dress, decor, and use and presentation of the Proprietary Marks.

     5.6.3 Licensee's operation of the TJC Bakery referred to in Exhibit B shall be subject to, and all TJC Franchise Agreements executed upon renewal or transfer shall be subject to, a protected territory or area of exclusivity that is not larger than the boundaries of the physical building of the shopping mall in which the TJC Bakery is located. The protected territory or area of exclusivity granted in any TJC Franchise Agreement shall restrict only the establishment of new TJC Bakeries, and shall not be inconsistent with the provisions and restrictions described in this Section 5.6.3. Licensor shall not establish, nor grant licenses to establish, TJC Bakeries in an enclosed shopping mall or at any location within the boundaries the physical building of the shopping mall, in which a TJC Bakery is operated by Licensee a Franchisee; provided however, that Licensor may sell, and may license others to sell, TJC
Products from any location, even within a protected territory or area of exclusivity of a TJC Bakery, including without limitation, from limited service bakeries, kiosks, convenience stores, other restaurants or food service outlets, and dual-brand and multiple-brand restaurants, provided that the location from which the TJC Products are sold does not sell all Required TJC Products, the minimum varieties of Permitted TJC Products, and such other products and beverages that Licensor typically requires of full-service TJC Bakeries described in Section 3.3 hereof. Notwithstanding the foregoing, Licensor shall not establish nor license a TJC Bakery, nor sell license others to sell, TJC Products, if such TJC Bakery or sale of TJC Products would violate any provision of any TJC License Agreement.

     5.7 With respect to the sale of TJC Products at TJC Retail Locations or at wholesale, Licensee shall not have, Retail Licensees shall not have, and Licensee shall not grant to any Wholesale Licensee, any protected territory or area of exclusivity concerning the sale of TJC Products from any other location or by any other person or entity. Notwithstanding the foregoing, Licensor shall not sell, nor franchise or license others to sell, TJC Products in any area, or in any manner, that would violate any valid and enforceable provision of any TJC License Agreement.

     5.8 Licensee shall comply with all laws, rules, and regulations in offering and selling licenses and franchises, and executing TJC License Agreements, including the Federal Trade Commission's trade regulation rule concerning the offer and sale of franchises and business opportunities, all state franchise investment laws, business opportunity laws, and seller-assisted marketing plan laws, and all laws governing relationships with franchisees, licensees, and dealers. Licensor shall have the right to review and approve all forms of franchise offering circulars utilized by Licensee, and Licensee shall provide Licensor with copies of all documents reasonably required by Licensor for that purpose. Licensor reserves the right to utilize its own form of franchise offering circular in connection with the offer, sale, or grant of new, renewed, or transferred TJC Franchise Agreements or other TJC License Agreements.

6. PREPARATION OF TJC PRODUCTS

     6.1 Licensee shall use the Proprietary Information in accordance with the standards and specifications prescribed by Licensor. All TJC Products prepared, distributed, or sold by Licensee and/or TJC Licensees, pursuant to this Agreement, shall be identified, distributed, or sold only under the Proprietary Marks in the form and manner specified and approved by Licensor. Licensee and its TJC Licensees may distribute and sell TJC Products only through the channels of distribution specified in Section 3 and Section 4 hereof.

     6.2 Licensee shall prepare the TJC Products in accordance with the Proprietary Information, and shall conform the operation of its business to the methods, standards, and specifications prescribed in the Proprietary Information. Licensee shall not sell or otherwise dispose of products under the Proprietary Marks unless such products are TJC Products produced in accordance with the Proprietary Information. Licensee shall submit samples of TJC Products to Licensor at such times and such places as Licensor may reasonably specify for the purposes of determining that the TJC Products conform to the Proprietary Information. Licensee shall make appropriate periodic tests for controlling the quality of the ingredients and baking procedures utilized in the production of TJC Products by Licensee, in accordance with Licensor's requests and instructions. Licensee shall permit representatives of Licensor, upon reasonable notice, to inspect any and all of Licensee's production and/or distribution facilities, and to examine and test the ingredients, supplies, containers, and accessories used by Licensee. Licensor shall not conduct more than three (3) inspections in any twelve (12) month period, unless Licensor reasonably believes that there is a reason to do so. Licensor shall pay for its own costs in conducting such inspections. Licensee shall make available to such representatives all information necessary to render full and effective assistance. If any such facility, or any sample of TJC Products, does not substantially comply with the standards prescribed by Licensor, Licensee shall, at its own expense, remedy the facilities, manufacturing processes, ingredients, or final TJC Products so that they comply with the Technical Information and other standards specified by Licensor.

     6.3 All TJC Products produced or prepared pursuant to this Agreement shall be made with only such materials and ingredients as are of the quality that has been specified by Licensor, and supplied by a source that has been approved by Licensor. Licensee shall obtain and use ingredients made with the Secret Recipes only from a manufacturer approved, and if required by Licensor, licensed, by Licensor. All standards and specifications, and sources of supply, currently approved by Licensor are set forth in Exhibit G; provided that Licensor may modify or revoke such approvals in its sole discretion. If Licensee desires to purchase any of the items specified in this Section 6, or items otherwise required by Licensor for the operation of the businesses contemplated under this Agreement (other than ingredients utilizing the Secret Recipes that must be purchased from sources designated by Licensor), from a supplier who has not been approved by Licensor, Licensee may request in writing approval by Licensor of such suppler. Licensor may approve such proposed supplier if in Licensor's sole judgement and discretion the proposed supplier can meet and maintain Licensor's specifications, standards, and requirements. In making any such request, Licensee, at its expense, shall furnish Licensor with adequate samples of the items for which approval is being requested or, if that is not feasible, with copies of descriptions, specifications, and pictures of such items. Licensee shall not sell, dispense or use any such items unless and until Licensor has given written notice of approval Licensee. Nothing contained herein shall be construed to require Licensor to approve an unreasonable number of suppliers for any particular item or service. Licensee shall enforce the TJC License Agreements in a manner that is consistent with the provisions of this
Section 6.3.

     6.4 Licensee shall not use, nor permit any person or entity to use, the Proprietary Information or any part of the Secret Recipes or Technical
Information for the manufacture of anything other than TJC Products. Upon termination of this Agreement for any reason, Licensee shall immediately cease to manufacture and distribute the TJC Products and shall deliver to Licensor all Proprietary Information under its control.

     6.5 Licensee may utilize the Proprietary Information to make new or to modify existing TJC Products, provided that Licensee complies with the provisions of Section 13.5. In addition, Licensee may produce, prepare, and sell products other than the TJC Products, provided that the production of such products does not involve the use of any of the Proprietary Information, that such products are not identified, in any manner, with the Proprietary Marks, and that such activities do not violate the provisions of Section 15.

     6.6 Licensee acknowledges and agrees that the preparation and sale of TJC Products and the operation of TJC Bakeries in a uniform manner by Licensor's franchisees and licensees, Licensee, TJC Licensees, and others permitted by Licensor to prepare and sell TJC Products, enhances the goodwill associated with the Proprietary Marks, and the goodwill and reputation of Licensor. Licensor hereby appoints Licensee as its non-exclusive designee, and Licensee undertakes the obligations, to inspect the operations of Franchisees and other TJC Licensees on behalf of Licensor, and to report to Licensor concerning, and enforce the quality control standards set forth in this Agreement regarding, the preparation and sale of TJC Products by TJC Licensees.

7. PROPRIETARY MARKS

     7.1 Licensee shall use the Proprietary Marks only to the extent permitted in this Agreement, and only in the manner specified by, and in accordance with the standards and specifications of, Licensor, as set forth in this Agreement, or otherwise in writing.

     7.2 Licensee agrees that it shall not manufacture, produce, bake, sell, or distribute products that bear the Proprietary Marks, or license or permit, subject to the TJC License Agreements, anyone else to do so, except in accordance with this Agreement, and shall not use names and marks confusingly similar to the Proprietary Marks in the sale or distribution of any products, or in the operation, franchising, or licensing of wholesale or retail businesses.

     7.3 In order to protect and maintain the Proprietary Marks, Licensee shall execute any documents deemed necessary by Licensor to obtain protection for the Proprietary Marks or to maintain their continued validity and enforceability.

      7.4 Licensee shall promptly notify Licensor of any known or suspected infringement of the Proprietary Marks involving the businesses and activities contemplated hereunder, any known challenge to the validity of the Proprietary Marks, or any known challenge to Licensor's ownership of, or Licensee's right to use, the Proprietary Marks licensed hereunder, or any unauthorized use of the Proprietary Marks; of any acts, events, or conduct amounting to a passing-off of any goods as TJC Products or retail outlets as TJC Bakeries; and any application or filing for registration of any trademark, service mark, name, design, copyright, or similar matter which may conflict with or be deceptively similar to any of the Proprietary Marks. Licensee acknowledges that Licensor shall have the sole right to direct and control any administrative proceeding or litigation involving the Proprietary Marks, including any matter in which any TJC Licensee is a defendant, including any settlement thereof. Licensor shall also have the sole right, but not the obligation, to take action against uses by others that may constitute infringement of the Proprietary Marks. Licensee shall implement this right to the fullest extent possible under the TJC License Agreements.

          7.4.1 If Licensee has used the Proprietary Marks in accordance with this Agreement, Licensor shall defend, indemnify, and hold Licensee, its affiliates, directors, agents, and employees harmless, at Licensor's sole expense, from and against any third party claim, suit, or demand involving the Proprietary Marks arising out of Licensee's use thereof, except for claims, suits, or demands arising out of Licensee's use of the Proprietary Marks prior to the date of this License Agreement. If Licensee has not used the Proprietary Marks in accordance with this Agreement and such non-conforming use has resulted in any such third party claim, suit, or demand, Licensor will direct and control the defense of such claim, suit, and/or demand, at Licensee's expense, and Licensee shall indemnify and hold Licensor, its affiliates, directors, agents, and employees harmless, at Licensee's sole expense, from and against any such third party claims, suits, or demands (including without limitation legal fees).

          7.4.2 If Licensor undertakes the defense or prosecution of any litigation relating to the Proprietary Marks, Licensee shall execute any and all documents and do such acts and things as may, in the opinion of counsel for Licensor, be necessary to carry out such defense or prosecution, including, but not limited to, becoming a nominal party to any legal action if Licensee is not already a party to such action. Except to the extent that such litigation is the result of Licensee's use of the Proprietary Marks in a manner inconsistent with the terms of this Agreement, or is the result of Licensee's use of the Proprietary Marks prior to the date of this Agreement, Licensor agrees that it shall reimburse Licensee for its out of pocket costs in doing such acts and things, except that Licensee shall bear the salary costs of its employees, and Licensor shall bear the costs of any judgment or settlement. To the extent such claim or litigation is the result of Licensee's use of the Proprietary Marks in a manner inconsistent with be terms of this Agreement or use prior to the date of this Agreement, Licensee shall reimburse Licensor for Licensor's costs in defending such litigation; except, that Licensor shall bear the salary costs of its employees, and Licensee shall bear the costs, of any judgment or settlement.

          7.4.3 When requested by Licensor, Licensee shall cooperate with Licensor in any action to restrain and prevent any such unauthorized use or passing-off or to oppose or cancel any such application, filing, or registration. Licensee shall take no legal or other action against such uses without the prior written approval of Licensor.

     7.5 Licensee shall not use, nor permit TJC Licensees who execute agreements with Licensee after the date of this Agreement to use, the Proprietary Marks as part of its/their corporate or other legal name. Immediately upon execution of this Agreement, Licensee shall execute and file with all appropriate state and local agencies, a change of name notice and such other applicable documents necessary to comply with this provision. Licensee shall use best efforts, without the requirement of making any payments to such TJC Licensees, to require that TJC Licensees who executed agreements with Licensee prior to the date of this Agreement who use the Proprietary Marks as part of their corporate or other legal name to change such name so as to not use the Proprietary Marks.

     7.6 Licensee shall not directly or indirectly contest the validity of Licensor's ownership of the Proprietary Marks.

     7.7 Licensee expressly understands and acknowledges that:

          7.7.1 Licensee's, and the TJC Licensees', use of the Proprietary Marks pursuant to this Agreement do not give it or any TJC Licensee any ownership interest or other interest in or to the Proprietary Marks, except the license granted by this Agreement; and

          7.7.2 Any and all goodwill arising out of Licensee's use and the TJC Licensees' use of the Proprietary Marks under this Agreement shall inure solely and exclusively to Licensor benefit.

     7.8 Licensee shall not register or attempt to register any Proprietary Mark, or any mark or name which incorporates all or part of any Proprietary Mark, in any country in the world.

     7.9 Licensor has the right to modify and/or to discontinue the use of any or all of the Proprietary Marks, or to use other names or marks to identify the TJC Products and the products and services offered at TJC Bakeries; provided, however, that if Licensor discontinues a Proprietary Mark that is used with or on a product that represents a "significant percentage" of Licensee's wholesale business, Licensor will provide a substitute Proprietary Mark for that product or products. The parties hereto agree that "significant percentage" shall mean a percentage of gross revenues received by Licensee from the sale of such product in the twelve-month period prior to Licensor's notice of discontinuance of a mark, or in the event such notice occurs prior to the end of the first twelve (12) months, the number of months that Licensee has been operating under this Agreement prior to such notice by Licensor, and that if such notification by Licensor is provided:
(a) during first twelve months following execution of this Agreement, that percentage is five percent (5%) or more; (b) during second twelve months following execution of this Agreement, the percentage shall be ten percent (10%) or more; and (c) at any time following the twenty-fourth (24th) month after execution of this Agreement, that percentage shall be twenty percent (20%) or more. Upon one hundred twenty (120) days prior written notice from Licensor, Licensee shall comply with Licensor's standards and specifications with respect to the use, and the licensing of others to use, any modified Proprietary Marks or the new names and marks; provided that Licensee may continue to utilize existing inventory or supplies that bear the old or discontinued Proprietary Marks after the 120-day period, if such inventory or supplies were purchased prior to Licensor's notice of such modification or discontinuance. Licensee shall be responsible for all costs associated with any such change, and Licensor shall have no liability to Licensee therefor.

     7.10 Licensor is the owner of all rights, title and interest in the Proprietary Marks, and Licensor agrees to use best efforts to maintain the validity of, and the registrations for, Proprietary Marks licensed hereunder.

8. PROPRIETARY INFORMATION

     8.1 Licensee acknowledges that the Proprietary Information, including the Secret Recipes, the Technical Information, the techniques, know-how, trade secrets, formulas, specifications, and all other information relating to the TJC Products are trade secrets of Licensor. Licensee acknowledges that Licensee does not and shall not acquire any right or interest therein beyond the rights expressly granted to it under this Agreement. Licensee shall maintain adequate security in the control, use, and handling of the Proprietary Information in accordance with the guidelines and instructions prescribed by Licensor from time to time.

     8.2  Licensor  has the  right  to  modify  any  aspect  of the  Proprietary
Information, and upon one hundred twenty (120) days prior written notice from Licensor, Licensee shall comply with Licensor's standards and specifications with respect to the use, and the licensing of others to use, the modified Proprietary Information.

     8.3 Licensee shall not knowingly engage, or assist others to engage, in any activity which constitutes an infringement, appropriation, copying, unauthorized use, or imitation of any the Proprietary Information or other features of the Intellectual Property, or which otherwise threaten any interest of Licensor.

     8.4 Except as specifically provided in this Agreement, Licensee shall not at anytime, during the term of this Agreement or thereafter, use or permit others to use any of the Intellectual Property to manufacture or identify cinnamon rolls or other bakery products.


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     8.5 Licensee shall promptly notify Licensor in writing of any  unauthorized use of the Proprietary Information. Licensor shall have the sole right to direct
and  control  any   administrative   proceeding  or  litigation   involving  the
Proprietary Information, including any settlement thereof. Licensee shall cooperate with Licensor in all matters concerning the Proprietary Information.

9. TERMINATION

     9.1 If Licensee is in default under this Agreement and fails to cure such default within the time period specified below after notice from Licensor, to the extent such default is susceptible to cure, this Agreement, and all rights granted to Licensee herein shall terminate upon the expiration of the applicable cure period. The events of default and the applicable cure periods are as follows:

          9.1.1 If Licensee fails to comply with, or fails to cause any TJC Licensee to comply with, any of the standards or specifications prescribed by Licensor regarding the use or licensing of the Intellectual Property, or the production, distribution, or sale of the TJC Products or New TJC Products (defined in Section 12), and fails to cure such default within thirty (30) days following Licensor's notice; provided, however, that if Licensor reasonably believes that the default adversely affects Licensor, the Proprietary Marks, or the goodwill associated with Licensor, the Proprietary Marks or the TJC Products, Licensee shall, notwithstanding the thirty (30) day cure period, immediately cease such action, and Licensor may seek injunctive relief to prevent further defaults which Licensee agrees that it shall not oppose. Within fifteen (15) days following Licensor's notice, Licensee may provide information and materials to Licensor in an attempt to demonstrate that Licensee's default will not adversely affect Licensor, the Proprietary Marks or the goodwill.

          9.1.2 If Licensee breaches any covenant, promise or obligation in this Agreement, except those specified in Sections 9.1.1 and 9.1.3, Section 9.3 or Section 9.4 hereof, and fails to cure such breach within thirty (30) days following Licensor's notice of default.

          9.1.3 If Licensee fails to pay all royalties and other payments when due, and fails to cure such breach within ten (10) days after receipt of notice from Licensor.

     9.2 Upon notice of default from Licensor for a default specified in Section 9.1, Licensee shall diligently commence actions to cure such default. If a default is not susceptible to cure within the period specified in Section 9.1, Licensee may avoid termination if Licensee diligently commences actions to cure such default, actively pursues all available remedies and actions, cures such default within a reasonable time, and provides Licensor with regular reports concerning the progress to cure such default.

     9.3 Notwithstanding the provisions of Section 9.1, 9.2, or 9.4, after the first twelve (12) months of this Agreement, if Licensee commits a breach of this Agreement and has received a notice of default provided for in this Section 9, four (4) times for substantially the same default, whether or not such defaults have been cured after notice, this Agreement shall terminate immediately upon notice to Licensee of the fourth (4th) default; provided however that this provision shall apply only to repeated breaches of Section 9.1.1 and Section 9.1.2.

     9.4 Either party shall have the right to terminate this Agreement forthwith, without notice, if the other party becomes "insolvent" (as defined below) or makes an assignment for the benefit of creditors, or if a voluntary or involuntary petition in bankruptcy is filed by or against the other party, or if a receiver or trustee of the business of the other party is appointed or an attachment levied against the property of the other party used in its business hereunder and such receivership, trusteeship, or attachment is not dissolved within fifteen (15) days from the date of filing thereof, or in the event of the issuance of a court order or writ for the sale or transfer of other party's property used in its business hereunder. "Insolvent" shall mean, as applied to Licensee, liabilities exceeding assets by a ratio of at least 1.5 to 1, and such ratio has not been less than 1.5 to 1 within the ninety (90) days following notice of a default for insolvency.

     9.5 In the event of expiration, assignment by Licensee, or termination of this Agreement, regardless of the cause of termination, Licensee shall forthwith cease to use, for any purpose, any and all of the Intellectual Property. Licensee shall promptly return to Licensor all signs, packaging, supplies, lists, forms, and other materials containing any of the Proprietary Marks, and any and all copies of the Proprietary Information. Upon expiration or termination of this Agreement by Licensor, Licensee shall transfer and assign to Licensor, and Licensor shall assume, all of Licensee's rights and obligations as "franchisor" or "licensor" in all TJC License Agreements for the remaining period of the term of such agreements. Licensee shall utilize and execute the forms of agreements prescribed by Licensor governing the transfer, assignment of, and subsequent post-transfer operations under, the TJC License Agreements.

10.  ADVERTISING AND PROMOTION

     10.1 All advertising and promotional material prepared by or to be used by Licensee or TJC Licensees in connection with the manufacture, sale or distribution of the TJC Products, including product packaging and wrappings, shall be subject to the prior written approval of Licensor. For all advertising, promotional plans, packaging, containers, and/or labels for the TJC Products not prescribed by Licensor, Licensee shall submit samples of such materials to Licensor for Licensor's prior written approval (except with respect to advertised or suggested retail prices). Except with respect to approval of advertising and promotion by Licensee of Approved TJC Wholesale Products, the procedures for which are set forth in Section 4.7, Licensor shall review and respond to such submission within thirty (30) days after receipt of the materials required under the prior sentence. Failure to respond within such time period shall not be deemed approved by Licensor. Licensee shall not use such proposed advertising, promotiona1 plans, packaging, containers, and/or labels without Licensor's prior written approval. All rights in and to such advertising, promotional plans, packaging, containers, and/or labels, including without limitation copyrights, shall become the exclusive property of Licensor without separate charge to Licensee); and this Agreement constitutes a license from Licensor to Licensee to use such rights for the term of this Agreement. Licensee agrees that it shall sign such documents (and cause any contractors, agencies, and persons other than its employees who work on such advertising, promotional plans, packaging, containers, and/or labels to sign such documents) as Licensor may reasonably require in order to implement the terms of this provision.

     10.2 Licensor shall have the right to disapprove the subsequent use of any previously approved advertising; and Licensee shall promptly discontinue, and shall cause its TJC Licensees to discontinue, use of advertising or promotional programs or materials upon notice from Licensor.

     10.3 Licensor shall not be liable to Licensee as a result of any review, approval, or disapproval of any advertising; and Licensee acknowledges that Licensor review of advertising is to enforce the proper use of the Proprietary Marks in advertising. Licensee shall indemnify and hold harmless Licensor and its affiliates against and from any and all claims, demands, suits, costs, or expenses resulting from Licensee's use of advertising.

     10.4 In the event Licensee develops its business to include business activities not [subject to this Agreement, and if Licensee develops advertising or promotional material that does not relate to, in any way or mention, nor depict, any TJC Product, or Licensee's rights under this Agreement, such advertising or promotional material shall be owned by Licensee and not by Licensor.

11. TECHNICAL ASSISTANCE

     Licensor will disclose or make available to Licensee the Secret Recipes and Technical Information in such detail as to enable Licensee to produce the TJC Products in the Territory, and to license the TJC Licensees to produce the TJC Products in the Territory, in accordance with Licensor's standards and specifications. From time-to-time during the term of this Agreement, Licensor shall disclose and make available to Licensee additional Technical Information concerning modifications, alterations, additions, or amendments to the Proprietary Information to permit Licensee and the TJC Licenses to produce the TJC Products at all times in accordance with Licensor's then-current procedures, specifications, and standards.

12. NEW PRODUCTS

     12.1 Licensor shall have no obligation to Licensee or any TJC Licensee to produce or develop new products utilizing the Proprietary Information or to modify existing TJC Products.

     12.2 In the event Licensor develops a new product that utilizes or incorporates all or a material part of the Proprietary Information ("New TJC Product"), Licensor may offer Licensee the right to sell at retail, and license or franchise others to sell at retail, such New TJC Product under the same terms and conditions specified herein for TJC Products; provided that any such production, distribution, or sales of New TJC Products shall be limited to the specific activities set forth in Section 1.1, Section 3, and Section 5 with respect to TJC Products, and such activities shall be in compliance with all other terms and conditions of this Agreement. licensee shall not be required to produce, distribute, or sell, or to license to TJC Licensees the right to produce, distribute, or sell, any New TJC Product. In connection with Licensor's offer of any New TJC Products to Licensee, Licensor shall make available to Licensee, for its review, copies of the Proprietary Information, the specifications and standards, and any other guidelines related to the New TJC Product; provided, and upon the express condition, that such information shall remain confidential in accordance with the terms and provisions of Section 14. Further, Licensee hereby agrees that if a New TJC Product is a Permitted TJC Product, Licensee shall not declare or authorize such product as a "Required Product" (as defined in the TJC Franchise Agreements) under the TJC Franchise Agreements even if such a designation is permissible under one or more of the TJC Franchise Agreements.

     12.3 If Licensee desires to sell a New TJC Product, or to license or franchise others to do so, Licensee agrees:

          12.3.1 to notify Licensor in writing of its intent to sell, or permit TJC Licensees to sell, the New TJC Product, and to identify the specific retail or wholesale locations or operations, and TJC Licensees, if any, that offer the New TJC Products, and to provide periodic updates to such information as requested by Licensor;

          12.3.2  to   follow   all   rules,   guidelines,   instructions,   and
     specifications regarding the production, storage, distribution, retail display, and sale of the New TJC Products;

          12.3.3 to pay Licensor a New Product Royalty Fee equal to two percent (2%) of gross sales of the New TJC Products by Licensee and all TJC Licensees for two (2) years following Licensee's notice to Licensor of Licensee's agreement to sell the New TJC products, and three percent (3%) of gross sales of the New TJC Products by Licensee and all TJC Licensees for the remaining term of this Agreement.

          12.4 For the purposes of this Agreement, "gross sales" shall include all revenue from the sale of New TJC Products, whether for cash or credit, received by Licensee or the applicable TJC Licensees; and shall not include
     (i) any sales tax or other taxes collected from customers and paid directly to the appropriate tax authorities, (ii) the retail value of employee purchases of New TJC Products, or (iii) the coupon value of New TJC Products distributed with promotional coupons.

          12.5 Payments of the New Product Royalty Fee shall be paid to Licensor on the twentieth (20th) day of January, April, July, and October, based on the gross sales of New TJC Products by Licensee and TJC Licensees, for the preceding calendar quarter, regardless of payment by the TJC Licensee or collection by Licensee.

     12.6 If Licensee elects to produce, distribute, or sell the New TJC Product as permitted in Section 12.3, all references to TJC Products in this Agreement shall be deemed to include New TJC Products.

     12.7 In the event Licensee or any TJC Licensee develops any new product, or modifies an existing TJC Product, and utilizes any part of the Proprietary
Information in that process, or discovers or is informed of any alteration, addition, or improvement in or to the Proprietary Information, Licensee shall immediately notify Licensor of such new or modified product, and shal1 provide Licensor with all specifications, recipes, or other information related to such product. Licensee may not, and will not permit TJC Licensees to, produce for resale, or sell, any such product without receiving Licensor's prior written approval, and may do so only if Licensee and TJC Licensees complies with Licensor's standards and specifications regarding the production, distribution, packaging, retail presentation, and sale of such product. Licensee agrees that any and all alterations, additions, or improvements to the Proprietary Information, or new products, concepts, ideas, or recipes, developed in whole or in part by Licensee or its TJC Licensees that use all or part of the Proprietary Information shall be the property of Licensor, and Licensee shall execute all other documents required by Licensor to effectuate this provision.

13. REPORTS AND RECORD KEEPING

     13.1 Licensee shall prepare and maintain full, complete, and accurate records of its business operations pursuant to this Agreement in such manner, and with such information, as Licensor may specify, including (a) information concerning each agreement with a TJC Licensee, including addresses, new licenses, terminations, lawsuits filed by or against the TJC Licensee, and such other information as Licensor may specify; (b) quarterly sales and revenue reports for all TJC Bakeries, and quarterly sales and revenue reports concerning sales of TJC Products from TJC Retail Locations; (c) information concerning the operation of each TJC Licensee as it pertains to the preparation and sale of TJC Products; and (e) such other reports as may be specified by Licensor. Licensor reserves the right to require more frequent reports as Licensor may determine in its reasonable discretion. In particular, Licensee shall maintain and shall cause its TJC Licensees to maintain and provide to Licensee, sales and revenue reports in a form specified by Licensor to accurately report gross sales necessary to determine the royalty fees owed under Section 12 above.

     13.2 Licensor reserves the right to review, at Licensor's sole cost and expense, and inspect all books, records, and accounts of Licensee, and to conduct an audit of Licensee's books, records, and accounts. Licensor shall not conduct more than three (3) inspections or audits within any year unless Licensor reasonably believes that there is a reason to do so. Further, Licensee shall appoint Licensor, upon Licensor's reasonable request, as Licensee's designee to inspect the books, records, and accounts of the TJC Licensees to the extent permitted under the TJC License Agreements.

14. CONFIDENTIALITY, NON-DISCLOSURE, AND NON-COMPETE

     14.1 Licensee acknowledges and agrees that Licensor owns all of the Intellectual Property. Licensee further acknowledges and agrees that the Intellectual Property includes of trade secrets and confidential and proprietary information and know-how that gives Licensor a competitive advantage; that all measures necessary to protect the trade secrets, the confidentiality of the Proprietary Information, and know-how comprising the Intellectual Property have been taken; that all material or other information now or hereafter provided or disclosed to Licensee regarding the Intellectual Property is and will be disclosed in confidence; that Licensee has no right to disclose any part of it to anyone who is not a TJC Licensee or an employee or professional representative of Licensee; and that Licensee will disclose to its employees and the TJC Licensees only those parts of the Intellectual Property that an employee or a TJC Licensee needs to know. Licensor and Licensee agree that confidential information shall exclude information that (a) has been or is obtained by a third party from a source independent of Licensor, Licensee, their affiliates, or their respective officers, directors, employees or agents, and such third party is not desiring such information; (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Licensee or its affiliates or their personnel; or (c) is independently developed by Licensee without reliance in any way or the Intellectual Property.

     14.2 Licensee will protect as confidential and proprietary the Proprietary Information, including the Secret Recipes, Technical Information, the techniques, know-how, trade secrets, formulas, specifications, and all other information relating to the TJC Products, whether or not patentable. Licensee will not disclose, in whole or in part, any Proprietary Information to any person, firm, or corporation, except to those employees of Licensee whose knowledge of such information is required for the performance of Licensee's obligations under this Agreement, and to TJC Licensees.

     14.3 Licensee shall have no rights in the Proprietary Information and shall use the Proprietary Information solely for the purpose contemplated by this Agreement. Any and all goodwill arising from the use of the Proprietary Information by Licensee shall inure exclusively to the benefit of Licensor. The provisions of this Section 14 shall survive the termination or expiration of this Agreement.

     14.4 Licensee specifically acknowledges that, pursuant to this Agreement, and as a result of Licensee's relationship with Licensor, Licensee will receive valuable and confidential information, including, without limitation, information regarding operational, sales, promotional, and marketing methods, related to the sale of TJC Products at TJC Bakeries, through other retail channels, at wholesale, and at dual- or multi-brand restaurants owned, operated or franchised by Licensor. Licensee covenants that during the term of this Agreement, and for a period of two (2) years following the termination or expiration of this Agreement, except as otherwise approved in writing by Licensor in its sole discretion, Licensee shall not, either directly or indirectly, for itself, or through, or on behalf of, or in conjunction with any person, persons, or legal entities, own, maintain, operate, be employed by, or have an interest in, or directly engage in, any business which:

          (a) involves or is engaged in the manufacturing, baking, distribution, or sale of bakery products whose predominant flavor is cinnamon, or is otherwise recognized generally as a cinnamon product; or

          (b) is (i) a retail business that is the same as or similar to, or offers products which are the same as or similar to products offered at or by, Licensee or TJC Licensees, and (ii) the principal products of such business, representing at least twenty percent (20%) of gross sales, are bakery products; or

          (c) is a wholesale business that sells or distributes bakery products to competitors" of TJC Bakeries or "Arby's Restaurants" (as defined in the Purchase Agreement), and "competitors" shall include restaurants, food service outlets, kiosks, shops, and other retail outlets that (i) sell products similar to those sold at TJC Bakeries or Arby's Restaurants, or
     (ii) are listed on Nation's Restaurant News annual top 100 chains ranked by total number of units, excluding from such list hotels and hotel chains, or such similar or successor report or listing in the event Nation's Restaurant News no longer publishes such a list. The current Nation's Restaurant News list is the list published on April 29, 1996.

For the two (2) year period following the termination or expiration of this Agreement, however, the restrictions set forth in this Section 14.4 shall be limited to businesses that are, or are intended to be, located (x) within the protected territory or area of exclusivity of any TJC bakery that operates or was operated during the term of this Agreement, or (y) within (3) miles of (i) the principal office of any wholesale customer of Licensee or wholesale Licensee, or (ii) the retail outlet of any retailer that purchased TJC Products from such wholesale customer.

     14.5 Licensor may require that the individual officers, directors, and executives of Licensee designated in Exhibit H, and all successors or other individuals reasonably designated by Licensor at a later date, execute covenants agreeing to be personally bound by the provisions of this Section 14; provided, however, that the non-competition covenant of Section 14.4 shall apply only during the individuals' tenure with Licensee, and for two (2) years following the termination of their franchise, employment, or affiliation with Licensee.

15. INDEMNIFICATION

     Licensee shall indemnify and hold harmless Licensor, its affiliates, and their respective officers, directors, shareholders, agents, and employees against and from any and all out-of-pocket loss, cost, damage and expense (including reasonable attorneys' fees) resulting from: (i) any material breach of any covenant, representation, or warranty of Licensee contained in this Agreement; and/or (ii) any claim by a third party, including any governmental authority, arising out of or relating to the manufacture, production, marketing, sale, purchase, distribution, use or consumption of TJC Products produced, distributed, or sold by Licensee or a TJC Licensee; and/or (iii) any occurrence at any TJC Bakery owned or operated by Licensee or a Franchisee; except to the extent that any such claim arises out of: (a) any material breach of this Agreement by Licensor; or (b) Licensor's gross negligence.

16. INSURANCE

     During the term of this Agreement, Licensee shall maintain comprehensive general liability insurance and products liability insurance, in such amounts as may be specified by Licensor, and such other insurance as Licensor reasonably may specify, consistent with industry standards. The currently approved type and amounts of insurance coverage are specified in Exhibit K. Licensee shall provide Licensor, upon written request of Licensor, with certificates evidencing such insurance and certificates of renewal of such insurance, when applicable. Licensor shall be named an additional insured under such coverage, at no cost to Licensor.

17. ASSIGNMENT OF INTERESTS

     17.1 Licensee shall not transfer, assign, convey, give away, pledge, or encumber collectively "Transfer") any rights in this Agreement or the license granted herein, in all or substantially all of the assets of Licensee, or in any supply, license, sublicense, or franchise agreement; nor shall Licensee permit any Transfer of more than a ten percent (10%) direct or indirect ownership interest in Licensee by any individual shareholder of Licensee specified in Exhibit H, without Licensor's prior written consent, which consent may not be unreasonably withheld. As of the date of this Agreement, there exist only two such restricted stockholders, and said stockholders have executed, of equal date herewith, stock sale restriction agreements attached to the Purchase Agreement. Further, prior to any Transfer of this Agreement or the rights to this Agreement, Licensee shall comply with the procedures set forth in Section 17.2.

     17.2 In the event Licensee desires to accept any bona fide offer from a third party to directly or indirectly purchase any interest in this Agreement, Licensee shall notify Licensor in writing of each such offer, and shall provide to Licensor such information and documentation relating to the offer and the prospective purchaser as Licensor may require. Licensor shall have the right and option, exercisable within thirty (30) days after receipt by Licensor of all such written notification and all other information required by Licensor, to send written notice to Licensee that Licensor intends to purchase Licensee's interest on the same terms and conditions as those offered by the prospective purchaser. The information to be supplied by the Licensee and required by Licensor shall be accompanied by (i) a written representation and warranty from Licensee that Licensee has provided Licensor with all of the information required under this Section 17.2, and that such information is true, accurate, and complete; and (ii) an appropriate resolution of the seller's board of directors approving the proposed sale, or other evidence satisfactory to Licensor of Licensee's intent to consummate the transaction. Further, if Licensor elects to exercise its option hereunder, notwithstanding anything in the offer, Licensor shall be entitled to conduct due-diligence of the scope customary for transactions of the type proposed in the offer for a period of not less than thirty (30) days, commencing upon the date of Licensor's notice to the seller of Licensor's election to purchase pursuant to this Section. In the event that Licensor elects to exercise its option hereunder, closing on such purchase must occur within the later of: (i) sixty (60) days from the date of notice to Licensee of the election to purchase by Licensor, (ii) such period as may have been provided in the offer, or (iii) such period as may be necessary to conduct due diligence as provided herein. This provision shall not prevent or restrict Licensee from allowing the third party to conduct due diligence during such time that Licensor is conducting its due diligence provided for hereunder. Any material change in the terms of any offer shall constitute a new offer subject to the same rights of first refusal by Licensor as in the case of the initial offer, and notice of any such material change shall be provided in writing by Licensee promptly to Licensor. Failure of Licensor to exercise the option afforded by this Section 17.2 shall not constitute a waiver of any other provision of this Agreement, including all of the requirements of this Section 17, with respect to a proposed transfer. Licensee shall not execute any contract or accept any offer to purchase any interest, unless the provisions of this Section 17.4 have been satisfied.

     17.3 Licensor may Transfer any or all rights in this Agreement, in the Intellectual Property, or in any assets of Licensor to any person or entity, on any terms or conditions, and at any time, in its sole discretion. Licensor shall notify Licensee prior to any Transfer by Licensor.

18. ASSIGNMENT OF TJC FRANCHISE AGREEMENTS

     Licensor shall have the right and option, exercisable upon sixty (60) days prior written notice ("Assignment Notice") to Licensee, to acquire all of Licensee's rights, title and interest in and to the TJC Franchise Agreements then in effect as of the date of assignment specified in the Assignment Notice. Licensor may not exercise its option hereunder prior to the third (3rd) anniversary of the date of this Agreement, nor later than the fifth (5th) anniversary of the date of this Agreement. Licensee shall assign and transfer to Licensor the TJC Franchise Agreements, shall execute the form of assignment attached as Exhibit K, and shall act and perform such duties as Licensor or its counsel may reasonably require to effectuate the assignment specified in this
Section 18. Licensor and Licensee shall be responsible for their own costs and expenses incurred in the assignment, and Licensor shall not be obligated to pay Licensee any consideration or other compensation for such assignment.

19. MISCELLANEOUS

     19.1 If any of the provisions of this Agreement may be construed in more than one way, one of which would render the provision illegal or otherwise voidable or unenforceable, such provision shall have the meaning which renders it valid and enforceable. The language of all provisions of this Agreement shall be construed according to its fair meaning and not strictly against any party. In the event any court or other government authority shall determine any provision in this Agreement is not enforceable as written, the parties agree that the provision shall be amended so that it is enforceable to the fullest extent permissible under the laws and

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public policies of the  jurisdiction in which  enforcement is sought and affords the parties the same basic rights and obligations and has the same economic effect. If any provision in this Agreement is held invalid or otherwise unenforceable by any court or other government authority or in any arbitration proceeding, such findings shall not invalidate the remainder of the agreement unless in the reasonable opinion of Licensor the effect of such determination has the effect of frustrating the purpose of this Agreement, whereupon Licensor shall have the right by notice in writing to the other party to immediately terminate this Agreement.

     19.2 The entering into, performance, and interpretation of this Agreement shall be governed, construed, and interpreted by the laws of the state of Florida without regard to the law of conflicts (and without giving effect to the application of Florida choice-of-law rules). Licensor and Licensee hereby agree that to the extent that any disputes arise that cannot be resolved directly between the parties, the parties shall file any necessary suit only in the federal or state court having jurisdiction where Licensor's principal office is then located. The parties irrevocably submit to the jurisdiction of any such court and waive any objection they may have to either the jurisdiction or venue of any such court. This Section 19.2 shall not be interpreted to apply any franchise law or business opportunity law to the relationship between Licensor and Licensee or the subject matter of this Agreement, which would not otherwise be applicable. The parties acknowledge and agree that this Section 19.2 was specifically negotiated by the parties, and that the selection of Florida law as the governing law was included in this Agreement in exchange for other changes in the Agreement requested by, and concessions provided to, Licensee.

     19.3 Recognizing that remedies at law may be inadequate for the enforcement of certain breaches of this Agreement, in the event Licensee breaches any provision of this Agreement by reason of which the validity or ownership of, or goodwill in, the Proprietary Marks or the Proprietary Information may be impaired, or breaches the covenants to protect the confidentiality of the Proprietary Information, Licensor may be entitled to injunctive relief to enforce the provision of this Agreement, in addition to its other rights hereunder.

     19.4 Neither party shall be responsible to the other for non-performance or delay in performance occasioned by any causes beyond its control and for causes other than its own fault (other than lack of funds) including, without limitation, acts of civil or military authority, failure of civil or military authorities to act, strikes, lockouts, embargoes, insurrections, or Acts of God. If any such delay occurs, any applicable time period hereunder shall be automatically extended for a period equal to the time lost; provided that the party affected shall make reasonable efforts to correct the reason for such delay and give the other party prompt written notice of any such delay.

     19.5 Licensee is an independent contractor and shall not assume any obligation or liability, express or implied, on behalf of Licensor. Nothing contained herein or done hereunder shall be construed as creating a joint venture or partnership, or as creating a franchise; and, except for Licensee's obligations to monitor, report on, and enforce the quality control standards



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of the TJC Products as required  under Section 6, this  Agreement  should not be construed as constituting either party hereto as the agent of the other.

     19.6 Except as expressly provided to the contrary herein, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than Licensee, Licensor, and Licensor's affiliates and their respective officers, directors, and employees, and such of Licensee's and Licensor's respective successors and assigns (as may be permitted under this Agreement) any rights or remedies under or by reason of this Agreement.

     19.7 Except for such actions, approvals, or withholding of approvals that Licensor may raise in its sole discretion, or in accordance with standards specified in this Agreement, Licensor and Licensee agree that both parties shall act in a reasonable manner when exercising their respective rights under this Agreement.

     19.8 Licensor and Licensee represent and warrant to each other that there are no other Agreements, obligations, or other requirements that prevent such party from entering into and delivering this Agreement or carrying out such party's obligations hereunder.

     19.9 Any and all notices required or permitted under this Agreement shall be in writing, and shall be personally delivered, sent by registered mail, reputable overnight delivery service, or by other means which affords the sender evidence of delivery or rejected delivery, to the respective parties at the addresses designated below, unless and until a different address has been designated by written notice to the other party.

 If to Licensor:        Arby's, Inc., d/b/a Triarc Restaurant Group
                        1000 Corporate Drive
                        Ft. Lauderdale, FL 33334-3651
                        Attn: John Vanderslice, Vice President

 with a copy to:        Rudnick, Wolfe, Epstien & Zeidman
                        1201 New York Avenue, N.W.
                        Penthouse
                        Washington, D.C. 20005-3919
                        Attn: Mark A. Kirsch, Esq.

 If to Licensee:        T.J. Cinnamons, Inc. or such new name of company as
                        required in Section 7.5
                        135 Seaview Drive
                        Secaucus, New Jersey 07094
                        Attn: Alan S. Gottlich, Vice Chairman/CFO



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  with a copy to:       Saul Feiger, Esq.
                        152-18 Union Turnpike
                        Kew Garden Hills, New York 11367

Any notice by a means which affords the sender evidence of delivery, or rejected delivery, shall be deemed to have been given at the date and time of receipt or rejected delivery.

     19.10 This Agreement constitutes the entire, full, and complete agreement between Licensor and Licensee concerning the subject matter hereof, and supersedes all prior agreements, no other representations having induced Licensee to execute this Agreement. Except for those permitted to be made unilaterally by Licensor hereunder, no amendment, change, or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, having duly executed, sealed, and delivered this Agreement the day and year first written above.

T.J. CINNAMONS, INC.              ARBY'S, INC., d/b/a TRIARC RESTAURANT GROUP

Licensee                          Licensor

By:___________________________    By:________________________________________

Name: /s/ ____________________    Name: /s/ _________________________________

Title: _______________________    Title: ____________________________________



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